Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66090, 333-115148-01, and 333-12987) of Dynegy Holdings Inc. of our report dated March 16, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu, August 16, 2007 for CoGen Lyondell and September 28, 2009 for Heard county, except for the effects of the transfer of entities under common control described in Note 3, as to which the date is August 16, 2007, and except for the change in reportable segments described in Note 23, as to which the date is February 26, 2009, relating to the financial statements and financial statement schedule, which appears in the Current Report on Form 8-K of Dynegy Holdings, Inc. dated September 28, 2009.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
September 28, 2009